                                                                    Exhibit 99.1
                                                                    ------------



              CITATION CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 30, 1998--Citation Corporation (Nasdaq:CAST - news) announced today that, upon the recommendation of an independent committee of its Board of Directors, the Company has adopted a Shareholder Rights Plan, effective Nov. 25, 1998, and declared a dividend distribution of one preferred share purchase right on each outstanding share of Citation's common stock.

The Rights Plan was adopted in order to ensure that the Company's stockholders are protected against partial tender offers or share accumulations that might allow a third party to gain control of Citation without paying all stockholders a fair price for their shares. Although the Rights Plan will not prevent a takeover of the Company, it will encourage a third party interested in acquiring the Company to negotiate with the Board.

Recently, the Drummond Company of Birmingham, Ala. disclosed that it had acquired a 120-day option to purchase four million Citation common shares from Citation Board Chairman T. Morris Hackney at a price of $20 per share. Drummond also disclosed it had acquired approximately 1.3 million Citation shares from Citation Director Hugh G. Weeks, subject to clearance under the Hart-Scott-Rodino Act. If Drummond were allowed to exercise the option and to purchase the
5.3 million shares, it would own approximately 29.8 percent of Citation's outstanding shares. Drummond also acquired a right of first-refusal on all additional shares held by Hackney (approximately 1.0 million shares.)

In explaining the adoption of the rights plan, Van L. Richey, Chairman of the Special Committee of the Board, stated, "The Board took this action at the recommendation of the independent committee, as well as the Company's legal counsel and financial advisors, because it wants any third party investor who wishes to purchase more than 15 percent of Citation's stock to fully discuss its intentions with the Board. In this way, the Board will be in a position to ensure that all stockholders and employees are treated fairly."

Richey added, "We believe the Citation Board in adopting this plan is simply acting in a prudent and reasonable manner. Stockholder rights plans have been adopted by more than 2,400 publicly held corporations in the U.S., including a majority of the companies on the Fortune 500."

In connection with the adoption of the Shareholder Rights Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Citation's common stock. The rights will not become exercisable, and will continue to trade with the common stock, unless a person or group acquires 15 percent or more of Citation's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the Company's common stock. Each right entitles the holder to purchase one one-hundredth of a share of the Company's newly created Preferred Stock at an exercise price of $45 per one one-hundredths of a share.

In the event that any person or group acquires 15 percent or more of Citation's outstanding common stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of common stock having a market value equal to twice the exercise price. Pursuant to the Company's plan, the shares held by Hackney and the option granted by him to Drummond, are grandfathered. However, any exercise by Drummond of such option, without the prior approval of the Company's Board, would trigger the rights issued under the plan.

Pursuant to the plan, if Citation were acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more of the outstanding common stock, each right will entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice that price.

The non-taxable dividend distribution will be made on Dec. 7, 1998, payable to stockholders of record on that date. After the record date, Citation will mail to all shareholders a summary of the Rights Plan. The rights will expire on Nov. 25, 2008.

In a related announcement, the Board also announced that it has amended its bylaws to provide for an orderly administration of a consent solicitation and to require a two-thirds majority vote of shareholders to effect amendment of the bylaws. In addition, the company amended its two stock option plans so that participants will be fully and immediately vested in the event of a change in control. The Board also entered into change of control severance agreements with certain of its key executives.

Citation Corporation is a producer of aluminum, iron and steel components for durable goods and capital goods industries with 20 manufacturing divisions in 10 states. Its sales in fiscal 1998 were approximately $724 million.

Note: The statements in this news release that are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, changes in the economy, demand for durable goods, pricing by competitors, entry of new competitors, and other risks detailed in the Company's 10-Q for the fiscal quarter ended June 28, 1998, and other filings with the Securities and Exchange Commission.

Contact:

     Citation Corporation, Birmingham
     Stanley B. Atkins, 205/871-5731